Exhibit 10.24

Steve Winter	August 14, 2014

VIA ELECTRONIC DELIVERY

Dear Steve,

This letter supersedes a previously delivered offer letter.

Marketo, Inc.  (“Company”) is pleased to offer you employment on the following terms:

1.              Position.   Your initial title will be Executive Vice President, Worldwide Field Operations, and you will initially report to me.  This is as full-time, exempt position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that could create a conflict of interest with the Company.   By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.              Cash Compensation.   The Company will pay you a starting salary at the rate of $400,000 per year, payable in accordance with the Company’s standard payroll schedule.   This salary will be subject adjustment pursuant to the Company’s compensation policies in effect from time to time. In addition, you will be eligible for an MBO bonus plan and for a commission plan, the details of which will be established as part of our 2015 compensation plan setting.  Your total on-target compensation under both the MBO bonus plan and the commission plan for the first calendar year of your employment will be $400,000, annualized and prorated from your hire date.  We will guarantee your pro-rated bonus compensation at 100% from your start date through 12/31/14.

3.              Signing Bonus.  We will pay you a $160,000 signing bonus, to be paid at 6 months of continuous employment with the Company.

4.              Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.    These benefits are described in the Company’s employee benefit summary.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5.              Equity.

Stock Options.     Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 90,000 shares of the Company’s Common Stock.  The exercise price per share will be the closing price as quoted on NASDAQ of the Company’s Common Stock on the effective date that the Board or Compensation Committee grants the option.    The option will be subject to the terms and conditions applicable to options granted under the Company’s 2013 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement.  The options will vest over four

Marketo, Inc.  |  901 Mariners Island Blvd., Suite 200, San Mateo, CA 94404  |  +1 650 376 2300

years as follows:  25% of the shares will vest on the first anniversary of the vesting commencement date, and 1/48th of the remaining shares shall vest on a monthly basis thereafter such that the award will be fully vested on the fourth anniversary of the vesting commencement date, subject to your continued employment through each such date.

Restricted Stock Unit Award.  Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted 85,000 restricted stock units (the “RSUs”) under the Plan.   The RSUs will be subject to the terms and conditions of the Plan and the applicable restricted stock unit agreement.  The RSUs will vest over four years as follows:  25% of the RSUs will vest on the first Company Vest Date following the first anniversary of the date of grant, and 25% of the RSUs will vest annually on the Company Vest Date that occurs in the same month as the first Company Vest Date. Company Vest Dates are generally November 15, February 15, May 15 and August 15.

6.              Change in Control.   You will be eligible for our Tier II Change in Control benefits, which include 12 months of salary and COBRA reimbursement, 100% acceleration of unvested equity, as well as other benefits, which will be detailed in the Company’s form of Management Retention Agreement.

7.              Proprietary Information and Inventions Agreement.   Like all Company employees , you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto.

8.              Global Code of Conduct.   A copy of our Global Code of Conduct, which you are also subject to, is attached.  Please familiarize yourself with this document prior to your start date.

9.              Employment Relationship.   Employment with the Company is for no specific period of time.   Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.   Any contrary representations that may have been made to you are superseded by this letter agreement.   This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company‘s personnel policies and procedures, may change from time to time, the “at will”  nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

10.       Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.   You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11.       Interpretation, Amendment and Enforcement.     This letter agreement and Exhibit A constitute the complete agreement between you and the Company contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied)  between you and the Company.   This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Mateo County in connection with any Dispute or any claim related to any Dispute.

* * * * *

Marketo, Inc.  |  901 Mariners Island Blvd., Suite 200, San Mateo, CA 94404  |  +1 650 376 2300

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.   This offer, if not accepted, will expire at the close of business on the 18th of August 2014. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your offer is further conditioned upon (i) acceptable reference and background checks, (ii) your starting work with the Company no later than the 15th of September 2014, and (iii) there being no threatened or pending litigation related to the termination of your employment with your current employer or your proposed employment by Marketo.

Steve, we’re very excited to have you join our team at Marketo.   If you have any questions, please call me at 650-387-8459.

/s/ Phillip M. Fernandez
Phillip M. Fernandez
President & CEO
Marketo, Inc.

I have read and accept this employment offer:

Signature of Steve Winter
Date

Attachments

Exhibit A:  Proprietary Information and Inventions Agreement

Exhibit B:  Marketo Global Code of Business Conduct and Ethics

Marketo, Inc.  |  901 Mariners Island Blvd., Suite 200, San Mateo, CA 94404  |  +1 650 376 2300